EXHIBIT 99.12

STOCK PURCHASE AGREEMENT

BETWEEN

INTERLEUKIN GENETICS, INC.

AND

PYXIS INNOVATIONS INC.

Dated as of August 17, 2006

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS			1

ARTICLE 2. PURCHASE AND SALE; CLOSING			2

2.1	AUTHORIZATION		2
2.2	SALE		2
2.3	CLOSING		2
2.4	REGISTRATION RIGHTS		3
2.5	WORKING CAPITAL LOANS		3
	2.5.1	Strategic Relationships	3
	2.5.2	Note Purchase Agreement	3
2.5.3	REDUCTIONS IN AVAILABLE CREDIT		3

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY			3

3.1	ORGANIZATION, GOOD STANDING AND QUALIFICATION		3
3.2	AUTHORIZATION; ENFORCEABILITY		4
3.3	CAPITALIZATION		4
3.4	CONSENTS		4
3.5	DELIVERY OF SEC FILINGS; BUSINESS		5
3.6	NO MATERIAL ADVERSE CHANGE		5
3.7	SEC FILINGS; PRIVATE PLACEMENTS		5
	3.7.1	1934 Act Filings	5
	3.7.2	1933 Act Filings	5
	3.7.3	Sarbanes-Oxley	6
	3.7.4	Private Placements	6
3.8.	NO CONFLICT, BREACH, VIOLATION OR DEFAULT		6
3.9.	TAX MATTERS		6
3.10	TITLE TO PROPERTIES		6
3.11	ACERTIFICATES, AUTHORITIES AND PERMITS		6
3.12	NO LABOR DISPUTES		7
3.13	ENVIRONMENTAL MATTERS		7
3.14	LITIGATION		7
3.15	FINANCIAL STATEMENTS		7
3.16	INSURANCE COVERAGE		7
3.17	BROKERS AND FINDERS		7
3.18	EXEMPTION		8

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF INVESTOR			8

4.1	ORGANIZATION AND EXISTENCE		8
4.2	AUTHORIZATION		8
4.3	PURCHASE ENTIRELY FOR OWN ACCOUNT		8
4.4	INVESTMENT EXPERIENCE		8
4.5	DISCLOSURE OF INFORMATION		8
4.6	RESTRICTED SECURITIES		8
4.7	LEGENDS		9
4.8	REGULATION D		9
4.9	BROKERS AND FINDERS		9

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ARTICLE 5. COVENANTS			9

5.1	RESTRICTIONS ON TRANSFER		9
5.2	FIDUCIARY DUTIES		10
5.3	EXPENSES		10
5.4	PRESS RELEASES		10
5.5	NO CONFLICTING AGREEMENTS		10
5.6	CLOSING CONDITIONS		10
5.7	STOCK PURCHASE AGREEMENT AMENDMENT		10

ARTICLE 6. CLOSING CONDITIONS			11

6.1	COMPANY CONDITIONS		11
	6.1.1	Agreements	11
	6.1.2	Opinion of Company Counsel	11
	6.1.3	Secretary Certificate	11
	6.1.4	Corporate Proceedings	11
	6.1.5	Other Documents	11
	6.1.6	Due Diligence Investigation of Alan James Group LLC	11
	6.1.7	Acquisition of the Assets of Alan James Group LLC	11
6.2	INVESTOR CONDITIONS		11
	6.2.1	Agreements	11
	6.2.2	Payment	12
	6.2.3	Pyxis Secretary Certificates	12
	6.2.4	Other Documents	12

ARTICLE 7. GENERAL			12

7.1	SURVIVAL		12
7.2	SUCCESSORS AND ASSIGNS		12
7.3	COUNTERPARTS		12
7.4	NOTICES		12
7.5	AMENDMENTS AND WAIVERS		13
7.6	SEVERABILITY		13
7.7	ENTIRE AGREEMENT		13
7.8	FURTHER ASSURANCES		14
7.9	APPLICABLE LAW		14

Exhibits

A	-	Amendment No. 5 to Note Purchase Agreement
B	-	Form of Promissory Notes
C	-	Opinion of Counsel to the Company

Disclosure Schedules

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STOCK PURCHASE AGREEMENT

                    THIS STOCK PURCHASE AGREEMENT ("Agreement") is made as of the 17th day of August, 2006 by and between INTERLEUKIN GENETICS, INC., a Delaware corporation (the "Company"), and Pyxis Innovations Inc., a Delaware corporation ("Investor").

RECITALS

                    A.          The Company wishes to raise an aggregate of approximately $30,000,000 from the issuance of equity securities, debt securities or a combination of the foregoing in order to provide working capital for the Company (the "Proposed Financing");

                    B.          Investor has a right to participate pro rata in the Proposed Financing (subject to certain limitations) under the Stock Purchase Agreement dated March 5, 2003 between the Company and Investor (the "2003 Purchase Agreement");

                    C.          Investor desires to purchase, and the Company wishes to sell and issue to Investor, upon the terms and conditions stated in this Agreement, the Common Shares (as defined below), representing Investor's pro rata potion of the Proposed Financing;

                    D.          As a condition to Investor's willingness to enter into the transactions contemplated hereby, Investor requires, and the Company desires, that the Company offer to its existing stockholders (other than Investor) the opportunity to acquire shares of Common Stock pursuant to a "rights offering" at the same price per share that Investor is acquiring the Common Shares (the "Rights Offering");

                    E.          Investor desires to extend certain credit facilities to the Company to provide the balance of the Proposed Financing subject to reduction by the amount raised in the Rights Offering; and

                    F.          The Company and Investor are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the 1933 Act (as defined below).

                    The parties agree as follows:

ARTICLE 1.  DEFINITIONS

                    In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings here set forth:

          1.1          "Acquisition" means the Company's acquisition of all or substantially all of the assets of Alan James Group LLC and its affiliates.

          1.2          "Affiliate" means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person.

          1.3          "Agreements" means this Agreement and Amendment No. 5.

          1.4          "Amendment No. 5" means Amendment No. 5 to the Note Purchase Agreement in the form attached as Exhibit A.

          1.5          "Contemplated Transactions" means those transactions and actions contemplated by the Agreements, including the issuance of the Common Shares and the Conversion Shares.

          1.6          "Common Stock" means the Company's common stock, $0.001 par value per share.

          1.7          "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          1.8          "Conversion Shares" means Common Stock of the Company to be issued upon conversion of any notes issued under Section 2.5 of this Agreement.

          1.9          "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets, prospects, or results of operations of the Company as a whole.

          1.10          "Note Purchase Agreement" means the Note Purchase Agreement, dated October 23, 2002, between the Company and Investor, as amended.

          1.11          "Notes" means any promissory notes issued evidencing loans made under the Loan Commitment.

          1.12          "Person" means an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

          1.13          "Securities" means the Common Shares, the Notes, and the Conversion Shares.

          1.14          "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          1.15          "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

ARTICLE 2.  PURCHASE AND SALE; CLOSING

          2.1          Authorization. The Company has authorized the sale and issuance to the Investor of the Common Shares.

          2.2          Sale. Subject to the terms and conditions of this Agreement, Investor agrees to purchase at the Closing, and the Company agrees to sell and issue to Investor at the Closing, 2,750,037 shares of Common Stock (the "Common Shares") for the aggregate purchase price of $15,615,537 ($5.6783 per share) (the "Purchase Price").

          2.3          Closing. The purchase and sale of the Common Shares (the "Closing") shall take place at the same place and time as the closing of the Acquisition, or at such other time and place as the Company and Investor mutually agree (the "Closing Date"). The Closing shall be conditioned on and concurrent with the closing of the Acquisition. At the Closing, the Company shall deliver to Investor a certificate representing the Common Shares against payment of the Purchase Price by wire transfer.

          2.4          Registration Rights. The Company and the Investor agree that the Common Shares and any Conversion Shares shall be additional "Registrable Securities" subject to the Registration Rights

Agreement dated March 5, 2003 between the Company and Investor (the "Registration Rights Agreement"), pursuant to which the Company has agreed to provide certain registration rights under the 1933 Act and applicable state securities laws; provided, however, that Investor agrees that the Company shall have no obligation to register any of the Common Shares or Conversion Shares under the Registration Rights Agreement for a period of one year following the Closing.

          2.5          Credit Facility.

          2.5.1          Available Financing. At any time prior to the second anniversary of the date of this Agreement, upon the request of the Company, Investor shall loan to the Company up to $14,384,463 (in the aggregate), subject to adjustment under Section 2.5.3 (the "Loan Commitment"). Loan requests shall be made in increments of not less than $1,000,000.

          2.5.2          Note Purchase Agreement. Any loan made pursuant to Section 2.5 of this Agreement shall be made as an additional loan under, and subject to the terms and conditions, including interest rate and maturity, of, the Note Purchase Agreement, as amended. Accordingly, at the Closing, each party will execute and deliver Amendment No. 5 to the Note Purchase Agreement in the form attached as Exhibit A.

          2.5.3          Reductions in Available Credit. The aggregate amount of the credit available under Section 2.5.1 of this Agreement shall be reduced dollar-for-dollar by the sum of:
(a)	The proceeds of the sale of shares by the Company in the Rights Offering; and

(b)	The dollar amount of any loans previously made by Investor under the Loan Commitment.

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Investor that, except as set forth on the Disclosure Schedules to this Agreement:

          3.1          Organization, Good Standing and Qualification. Each of the Company and its subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and own its properties. Each of the Company and its subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or licensing necessary unless the failure to so qualify could not reasonably be expected to have a Material Adverse Effect on the Company. The Company's subsidiaries, all of which are wholly owned, are reflected on Schedule 3.1. Except as set forth on Schedule 3.1, the Company does not own or control, directly or indirectly, any equity interest in any other Person.

          3.2          Authorization; Enforceability. The Company has full power and authority and has taken all requisite action on the part of the Company, its officers, directors and stockholders necessary for (a) the authorization, execution and delivery of the Agreements, (b) authorization of the performance of all obligations of the Company under the Agreements, and (c) the authorization, issuance, and delivery of the Common Shares and Conversion Shares. On or before the date of this Agreement, the Company's board of directors, at a meeting duly called and held, has (a) determined that the Agreements and the Contemplated Transactions are fair to, advisable and in the best interests of the Company and the stockholders of the Company, (b) approved the Agreements and Contemplated Transactions, and (c) acted with due care and satisfied its fiduciary duties to the Company. Section 203 of the Delaware General Corporate Law does not apply to this Agreement or the Contemplated Transactions. No other state takeover, antitakeover, moratorium, fair price, interested stockholder, business combination or similar statute or rule is applicable to the Contemplated Transactions. The Agreements constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. The Company has duly and validly authorized and reserved 2,533,234Conversion Shares for issuance upon conversion of the Notes, which number is sufficient to permit the conversion of all of such Notes, and such shares will, upon such conversion and issuance, be validly issued, fully paid and non-assessable.

          3.3          Capitalization. Set forth on Schedule 3.3 is (a) the amount of the authorized capital stock of the Company; (b) the number of shares of capital stock issued and outstanding; (c) the number of shares of capital stock issuable pursuant to the Company's stock plans; (d) the number of shares of capital stock issuable and reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for any shares of Preferred Stock, Common Stock, Notes, or other securities; and (e) the name of each holder of options and warrants for capital stock, the term of such agreement or instrument, the number of shares for which such options and warrants are exercisable with respect to each holder, along with the applicable vesting schedule, if any, and the exercise price. All of the issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no contractual or statutory preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Company's capital stock, other than rights set forth herein or in the Registration Rights Agreement or the 2003 Purchase Agreement. The Company has no obligation to purchase, redeem, or otherwise acquire any of its capital stock or any interests therein. Except as set forth on Schedule 3.3 or as contemplated by this Agreement, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company or any of its subsidiaries is or may be obligated to issue any equity securities of any kind and except as contemplated by this Agreement, neither the Company nor any of its subsidiaries is currently in negotiations for the issuance of any equity securities of any kind. Except as set forth on Schedule 3.3, the Company has no knowledge of any voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among any of the security holders of the Company relating to the securities of the Company held by them. Except as set forth on Schedule 3.3 (which Schedule shall set forth the holders and number of shares for which the Company remains obligated to such registration rights), the Company has not granted any Person other than Investor the right to require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person.

          3.4          Consents. The execution, delivery and performance by the Company of the Agreements and the offer, issuance and sale of the Common Shares and the Conversion Shares require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws, which the Company undertakes to file within the applicable time periods.

          3.5          Delivery of SEC Filings; Business. The Company has provided Investor with copies of the Company's most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and all other reports filed by the Company pursuant to the 1934 Act since the filing of the Annual Report on Form 10-K and prior to the date hereof (collectively, the "SEC Filings"); which are all of the filings required of the Company pursuant to the 1934 Act for such period. The Company is engaged only in the business described in the SEC Filings and the SEC Filings contain a complete and accurate description of the business of the Company.

          3.6          No Material Adverse Change. Since the filing of the Company's most recent Annual Report on Form 10-K or as otherwise identified and described in subsequent reports filed by the Company pursuant to the 1934 Act there has not been: (a) any change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the Company's most recent Quarterly Report on Form 10-Q, except changes in the ordinary course of business which have not had, in the aggregate, a Material Adverse Effect; (b) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Company, or any redemption or repurchase of any securities of the Company; (c) any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Company; (d) any waiver by the Company of a valuable right or of a material debt owed to it not in the ordinary course of business; (e) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and which is not material to the assets, properties, financial condition, prospects, operating results or business of the Company taken as a whole (as such business is presently conducted and as it is proposed to be conducted); (f) any material change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or subject; (g) any material labor difficulties or labor union organizing activities with respect to employees of the Company; (h) any transaction entered into by the Company other than in the ordinary course of business; or (i) any other event or condition of any character that might have a Material Adverse Effect.

          3.7          SEC Filings; Private Placements.

          3.7.1          1934 Act Filings. As of their respective dates, the SEC Filings complied as to form in all material respects with the requirements of the 1934 Act and did not contain at the time they were filed any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          3.7.2          1933 Act Filings. During the preceding one year, each registration statement and any amendment thereto filed by the Company pursuant to the 1933 Act and the rules and regulations thereunder, as of the date such statement or amendment became effective, complied as to form in all material respects with the 1933 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each prospectus filed pursuant to Rule 424(b) under the 1933 Act, as of its issue date and as of the closing of any sale of securities pursuant thereto did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          3.7.3          Sarbanes-Oxley. The Chief Executive Officer and the Chief Accounting Officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by the Sarbanes-Oxley Act of 2002; such certifications contain no qualifications or exceptions to the matters certified therein, except as to knowledge, and have not been modified or withdrawn; and neither the Company nor any of it officers has received notice from any governmental entity questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications.

          3.7.4          Private Placements. During the preceding one year, the Company has not furnished any private placement memorandum or similar offering document to offerees of the Company's securities.

          3.8          No Conflict, Breach, Violation or Default. The execution, delivery and performance of the Agreements by the Company and the issuance and sale of the Common Shares and Conversion Shares will not conflict with or result in a breach or violation of, or trigger the vesting or acceleration of, any of the terms and provisions of, or constitute a default under: (a) the Company's Certificate of Incorporation or the Company's Bylaws, both as in effect on the date hereof, (b) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its properties, or (c) any material agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the properties of the Company is subject.

          3.9          Tax Matters. The Company has timely prepared and filed all tax returns required to have been filed by the Company with all appropriate governmental agencies and timely paid all taxes owed by it. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company nor, to the knowledge of the Company, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except such as which are not material. All material taxes and other assessments and levies that the Company is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due. There are no tax liens or claims pending or threatened against the Company or any of its respective assets or property. There are no outstanding tax sharing agreements or other such arrangements between the Company and any other Person.

          3.10          Title to Properties. Except with respect to Investor, the Company has good and marketable title to all real properties and all other properties and assets owned by it, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and the Company holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

          3.11          Certificates, Authorities and Permits. The Company possesses adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it and has not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company, would individually or in the aggregate have a Material Adverse Effect.

          3.12          No Labor Disputes. No material labor dispute with the employees of the Company exists or, to the knowledge of the Company, is imminent.

          3.13          Environmental Matters. The Company is not in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, "Environmental Laws"), does not own or operate any real property contaminated with any substance that is subject to any Environmental Laws, is not liable for any off-site disposal or contamination pursuant to any Environmental Laws, and is not subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and the Company is not aware of any pending investigation that might lead to such a claim. For the purposes of this Section, the "Company" includes the Company and its subsidiaries.

          3.14          Litigation. Schedule 3.15 sets forth a list of all litigation involving or (to the Company's knowledge) threatened by or against the Company in the past five years, along with the resolution of such matter. There are no pending actions, suits or proceedings against or affecting the Company, its subsidiaries or any of its or their properties and to the Company's knowledge, no such actions, suits or proceedings are threatened or contemplated.

          3.15          Financial Statements. The financial statements and related notes included in each SEC Filing present fairly and accurately in all material respects the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, except (i) that the unaudited interim financial statements were or are subject to normal and recurring year-end audit adjustments, (ii) as may be otherwise indicated in the notes to the financial statements or (iii) in the case of the unaudited statements as may be permitted by the SEC on Form 10-Q under the Exchange Act. Except (a) as set forth in the financial statements of the Company included in the SEC Filings, and (b) for liabilities and obligations (absolute, accrued, contingent or otherwise) incurred in the ordinary course of business and consistent with past practice since the date of such SEC Filing, the Company does not have any material liability or obligation of any nature, whether or not accrued, contingent or otherwise that would be required by GAAP to be disclosed on a balance sheet of the Company or in the notes thereto. The Company has not created any entities or entered into any transactions or created any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, for the purpose of avoiding disclosure required by GAAP.

          3.16          Insurance Coverage. The Company maintains in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company, and the Company reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.

          3.17          Brokers and Finders. The Company has no commitment or agreement for payment of any commissions, finders' fees, or other similar fees to any Person in connection with the Contemplated Transactions.

          3.18          Exemption. The offer, issuance, sale and delivery of the Common Shares is, and the issuance of the Conversion Shares in accordance with the terms of the Notes contemplated in Amendment No. 5 will be, exempt from the registration requirements of the 1933 Act and the qualification or registration provisions of applicable state securities laws. Neither the Company nor its authorized agents have taken or will take any action that would cause the loss of such exemption. Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(2) for the exemption from registration for the Contemplated Transactions or would require registration of the Common Shares or the Conversion Shares under the 1933 Act.

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF INVESTOR

                    Investor hereby represents and warrants to the Company that:

          4.1          Organization and Existence. Investor is a validly existing corporation and has all requisite corporate power and authority to invest in the Securities pursuant to this Agreement and any Affiliate of Investor signing one or more of the Agreements (each an "Affiliate Party") is a validly existing corporation and has all requisite corporate power and authority to execute and perform the agreement that it is signing.

          4.2          Authorization. The execution, delivery and performance by Investor and each Affiliate Party of the Agreements have been duly authorized and the Agreements each constitute the valid and legally binding obligation of Investor and each Affiliate Party, enforceable against Investor and each Affiliate Party in accordance with their terms.

          4.3          Purchase Entirely for Own Account. The Securities to be received by Investor hereunder will be acquired for Investor's own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof, and Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor is not a registered broker dealer or an entity engaged in the business of being a broker dealer.

          4.4          Investment Experience. Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

          4.5          Disclosure of Information. Investor has had an opportunity to receive documents related to the Company and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Securities. Investor acknowledges receipt of the SEC Filings and any other filings which it requested be made by the Company with the SEC. Neither such inquiries nor any other due diligence investigation conducted by Investor shall modify, amend or affect Investor's right to rely on the Company's representations and warranties contained in this Agreement.

          4.6          Restricted Securities. Investor understands that the Securities are characterized as "restricted securities" under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be resold without registration under the 1933 Act except in certain limited circumstances.

          4.7          Legends. It is understood that, until any sale of Common Shares or Conversion Shares pursuant to an effective registration statement under the 1933 Act, or such time as such shares become eligible for resale under Rule 144(k), certificates evidencing the Common Shares and Conversion Shares, as the case may be, will bear one or more restrictive legends, substantially as follows:

"The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act") and may not be transferred (i) without the opinion of counsel satisfactory to the corporation that such transfer may lawfully be made without registration under the Securities Act or (ii) pursuant to an effective registration statement under the Securities Act, in each case in accordance with applicable securities laws of any state of the United States."

"The Corporation is authorized to issue more than one class or series of stock. The Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights."

"The shares represented by this Certificate are subject to restrictions on transfer as set forth in the Stock Purchase Agreement dated as of August 17, 2006 by and between the Corporation and Pyxis Innovations Inc. A copy of such Stock Purchase Agreement is available for inspection at the offices of the Corporation and will be provided to the holder upon request."

If required by the authorities of any state in connection with the issuance or sale of the Common Shares and Conversion Shares, then the certificate(s) representing such shares shall bear the legend required by such state authority. Upon resale pursuant to the Registration Rights Agreement or upon Rule 144(k) becoming available, the Company shall promptly cause certificates evidencing the Common Shares and Conversion Shares, as the case may be, to be replaced with certificates that do not bear such restrictive legends.

          4.8          Regulation D. Investor is an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act. Investor did not learn of the investment in the Securities as a result of any public advertising or general solicitation.

          4.9          Brokers and Finders. Investor has made no commitment for payment of any commissions or finders' fees to any third party in connection with the Contemplated Transactions.

ARTICLE 5.  COVENANTS

          5.1          Restrictions on Transfer. In addition to restrictions imposed upon Investor under the Registration Rights Agreement, for a period of two years following the date of the Closing, Investor will not sell or otherwise transfer its Common Shares or any Conversion Shares to any Person who is not an Affiliate of Investor. In addition, Investor will not sell or otherwise transfer any shares of the Company's Series A Preferred Stock or any shares of Common Stock issued or issuable upon conversion thereof to any Person who is not an Affiliate of Investor prior to March 5, 2009.

          5.2          Fiduciary Duties. The Directors of the Company have executed and will execute their fiduciary duties to the Company in good faith in the negotiation, deliberation, and consummation of this Agreement and the Contemplated Transactions, regardless of any affiliation with Investor. No Director of the Company is under a contractual obligation to vote in favor of or otherwise effectuate any of the Contemplated Transactions.

          5.3          Expenses. The Company shall pay the reasonable fees, disbursements, and expenses of counsel to Investor and any other reasonable out-of-pocket expenses of Investor in connection with the Contemplated Transactions (except for the Purchase Price).

          5.4          Press Releases. Any press release concerning this Agreement shall be submitted to Investor for comment at least two business days prior to issuance, unless the release is required to be issued within a shorter period of time by law or pursuant to the rules of a national securities exchange.

          5.5          No Conflicting Agreements. The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the obligations to Investor under the Agreements.

          5.6          Closing Conditions. The Company will use its best efforts to cause the conditions in Article 6 to be satisfied.

          5.7          Stock Purchase Agreement Amendment. The Stock Purchase Agreement dated March 5, 2003 between the parties to this Agreement is amended to provide in Section 6.7:

          "6.7          Advisors. All selections of legal counsel, accountants, investment bankers and other professional advisors to the Company shall be subject to approval of the Board of Directors or a duly authorized Committee of the Board of Directors. The Board of Directors may delegate to the officers of the Company authority to select and engage advisors within parameters specified by the Board of Directors. In addition, the Series A Directors shall be entitled to retain, at the cost and expense of the Company, the services of an investment banking firm of national reputation of their choice and one law firm of their choice to advise them in their capacity as directors with respect to any matter on which the directors, as a group, are required or permitted to act hereunder.

ARTICLE 6.  CLOSING CONDITIONS

          6.1          Company Conditions. The obligations of Investor to the Company under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

          6.1.1          Agreements. The Company and Investor shall have entered into the Agreements.

          6.1.2          Opinion of Company Counsel. The Investors shall have received from counsel for the Company, an opinion, dated as of the Closing, in form and substance reasonably acceptable to Investor, generally to the effect provided in Exhibit C.

          6.1.3          Secretary Certificate. The Company shall have delivered a certificate of its Secretary certifying as to (i) the actions of the Board of Directors to approve the Agreements and the transactions contemplated thereby; (ii) the Bylaws of the Company, in effect as of the Closing Date; (iii) the Certificate of Incorporation of the Company, issued by the State of Delaware; and (iv) the incumbency of all officers authorized to execute the Agreements and the promissory notes on behalf of the Company.

          6.1.4          Corporate Proceedings. The Company shall have provided to Investor copies of resolutions of its Board of Directors, or committees thereof, authorizing the execution, delivery, and performance of the Agreements and any other documents provided for in or contemplated by this Agreement.

          6.1.5          Other Documents. The Company shall have delivered to Investor such other documents as reasonably requested by Investor to carry out and effectuate the intent and purposes of this Agreement.

          6.1.6          Due Diligence Investigation of Alan James Group LLC. No later than five days prior to the Closing, the Company shall have presented to Investor the due diligence investigation report of Grant Thornton LLP regarding Alan James Group LLC and its affiliates, and Investor shall be reasonably satisfied with the report and its contents.

          6.1.7          Acquisition of the Assets of Alan James Group LLC. Concurrently with the execution of this Agreement, the Company shall have consummated the acquisition of all or substantially all of the assets of the Alan James Group LLC and its affiliates.

          6.2          Investor Conditions. The obligations of the Company to Investor under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

          6.2.1          Agreements. The Company and Investor shall have entered into the Agreements.

          6.2.2          Payment. Investor shall have made full payment to the Company of the purchase price for the Common Shares by wire transfer of $15,615,537 in immediately available funds.

          6.2.3          Pyxis Secretary Certificates. Investor shall have delivered a certificate of its Secretary certifying as to (i) the actions of its Board of Directors to approve the Agreements and the transactions contemplated thereby; (ii) the Bylaws of the Investor in effect as of the Closing Date; (iii) the Certificate of Incorporation of the Investor issued by its state of domicile; and (iv) the incumbency of all officers authorized to execute the Agreements on behalf of the Investor.

          6.2.4          Other Documents. Investor shall have delivered to Company such other documents as reasonably requested by the Company to carry out and effectuate the intent and purposes of this Agreement.

ARTICLE 7.  GENERAL

          7.1          Survival. All representations, warranties, covenants and agreements contained in this Agreement shall be deemed to be representations, warranties, covenants and agreements as of the date hereof and shall survive the execution and delivery of this Agreement and the Closing provided that all representations and warranties shall terminate two years following the Closing. No investigation by or knowledge of a party or its representatives, before or after the date of this Agreement, will affect in any manner the representations, warranties, covenants or agreements of another party set forth in this Agreement (or in any document to be delivered in connection with the consummation of the transactions contemplated by this Agreement) or the rights to rely thereon, and such representations, warranties, covenants and agreements will survive any such investigation.

          7.2          Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the other party hereto, except that without the consent of the Company, but after notice duly given, Investor may assign its rights and delegate its duties hereunder to an Affiliate of the Investor or, after the second anniversary of the Closing of this Agreement, to a third party acquiring some portion or all of the Common Shares or Conversion Shares in a private transaction, provided that in each case the Affiliate or third party agrees in writing to be bound by the terms of this Agreement, and without the prior written consent of Investor, but after notice duly given and in compliance with this Agreement, the Company may assign its rights and delegate its duties hereunder to any successor-in-interest corporation in the event of a merger or consolidation of the Company with or into another corporation, or any merger or consolidation of another corporation with or into the Company that results directly or indirectly in an aggregate change in the ownership or control of more than 50% of the voting rights of the equity securities of the Company, or the sale of all or substantially all of the Company's assets. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          7.3          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          7.4          Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given only upon delivery to each party to be notified by (i) personal delivery, (ii) electronic mail or telecopier, upon receipt of confirmation of complete transmittal, or (iii) an internationally recognized overnight air courier, addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days' advance written notice to the other party:

If to the Company:	Interleukin Genetics, Inc.
135 Beaver Street, 2nd Floor
Waltham, MA 02452
Attn: Chief Executive Officer
Fax: 781/398-0720

with a copy to:	Mintz Levin Cohn Ferris Glovsky Popeo PC
One Financial Center
Boston, MA 02111
	Attn:	Daniel H. Follansbee
	Fax:	617/542-2241

If to Investor:	Pyxis Innovations, Inc.
7575 Fulton Street East
Ada, Michigan 49355-0001
	Attn:	Thomas R. Curran, Jr.
	Fax:	616/787-7813

with a copy to:	Warner Norcross & Judd LLP
900 Fifth Third Center
111 Lyon Street NW
Grand Rapids, Michigan 49503-2487
	Attn:	Gordon R. Lewis
	Fax:	616/752-2500

          7.5          Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon Investor, each future holder of all the Common Shares or Conversion Shares, and the Company.

          7.6          Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          7.7          Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, and the Agreements constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. The Note Purchase Agreement shall continue in full force and effect, except as amended as part of the Contemplated Transactions.

          7.8          Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

          7.9          Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.

                    IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first above written.

The Company:	INTERLEUKIN GENETICS, INC.

	By:	/s/ Kenneth S. Kornman
Name: Kenneth S. Kornman
Title: Chief Executive Officer

Investor:	PYXIS INNOVATIONS, INC.

	By:	/s/ Kim S. Mitchell
Name: Kim S. Mitchell
Title: Assistant Secretary

EXHIBIT B

PROMISSORY NOTE

Date
$	Ada, Michigan

                    FOR VALUE RECEIVED, the undersigned, INTERLEUKIN GENETICS, INC., a Delaware corporation, of 135 Beaver Street, 2nd Floor, Waltham, Massachusetts 02452 (the "Company"), promises to pay to PYXIS INNOVATIONS INC., a Delaware corporation, of 7575 Fulton Street East, Ada, Michigan 49355-0001 ("Payee"), the principal amount of         ($           ) and interest on the unpaid principal balance at the per annum rate equal to the Index Rate until maturity (adjusted on the first day of each calendar quarter to the Index Rate in effect on the date of adjustment) and the Index Rate plus 2% (adjusted on the first day of each calendar quarter to the Index Rate in effect on the date of adjustment) percent per annum after maturity. As used in this Note, "Index Rate" means the "Prime Rate" listed in the Money Rates section of the Wall Street Journal.

                    The principal of this Note shall be paid in full on August 16, 2011. Accrued interest shall be paid on first day of each calendar quarter until the principal balance shall be paid in full.

                    Prepayments. The Company may not prepay the principal of this Note without the prior written consent of the Payee, which may be given or withheld in the Payee's sole discretion.

                    Default and Acceleration. Each of the following shall be an "event of default" under this Note: (1) if default occurs in the payment of principal or interest under this Note or in the payment of any other indebtedness or obligation that the Company now or in the future owes to Payee, as and when it shall be or become due and payable; (2) if default occurs in the performance of any other obligation to Payee under this Note, the Purchase Agreement (as defined below), the Stock Purchase Agreement dated March 5, 2003, the Stock Purchase Agreement dated August 17, 2006, or any other agreement that has been or in the future is entered into between the Company and Payee, in each case as may be amended from time to time, or if there occurs any other event of default under the Purchase Agreement or any such other agreement; (3) if any warranty or representation that the Company has made to Payee in any agreement, or if any financial statement or other document given to Payee in connection with the transactions contemplated by the Purchase Agreement, shall have been false in any material respect; (4) if the Company dissolves, becomes insolvent, or makes an assignment for the benefit of creditors; (5) if the Company defaults in the payment of any other material indebtedness or performance of material obligations owed to any other party or entity; or (6) a Change of Control of the Company. Upon the occurrence of any event of default, all or any part of the indebtedness evidenced by this Note and all or any part of all other indebtedness and obligations that the Company then owes to Payee shall, at the option of Payee, become immediately due and payable without notice or demand. If a voluntary or involuntary case in bankruptcy, receivership or insolvency shall at any time be begun by or against the Company or if any levy, writ of attachment, garnishment, execution or similar process shall be issued against or placed upon any property of the Company, then all such indebtedness shall automatically become immediately due and payable. All or any part of the indebtedness evidenced by this Note also may become, or may be declared to be, immediately due and payable under the terms and conditions contained in the Purchase Agreement or other agreement that has been or in the future is entered into between the Company and Payee upon the terms and to the extent provided therein.

                    "Change of Control" shall mean (a) a dissolution or liquidation of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation, (c) a merger or share exchange in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger cease to own at least 51% of the outstanding shares of the Company, (d) the sale, license, or other transfer of substantially all of the assets of the Company, or (e) the acquisition, sale, or transfer (other than a transaction involving primarily shares held by Payee or its affiliates) of more than 50% of the outstanding shares of the Company, whether by tender offer, similar transaction, or newly issued stock (other than to Payee or its affiliates).

                    Agreement. This Note is given under a certain Note Purchase Agreement, dated October 23, 2002, as amended between Payee and the Company (the "Purchase Agreement"), and Payee shall have all of the rights and powers set forth in the Agreement as though they were set forth fully in this Note.

                    Conversion. Payee has the right, at its option, at any time before the payment in full of this Note, to convert a portion or all of the balance of this Note into fully paid and nonassessable common stock of the Company. The number of shares of common stock into which the balance of this Note may be converted ("Conversion Shares") shall be determined by dividing the aggregate principal amount to be converted, together with all accrued interest to the date of conversion, by $5.6783 (the "Conversion Price"). The Conversion Price is subject to adjustment as follows: if the Company (1) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock; (2) subdivides its outstanding shares of Common Stock into a greater number of shares; (3) combines its outstanding shares of Common Stock into a smaller number of shares; (4) makes a distribution on its Common Stock in shares of its capital stock other than its Common Stock; or (5) issues by reclassification of its Common Stock any shares of its capital stock; then the Conversion Price in effect immediately prior to such action shall be proportionately adjusted so that the Payee may receive the aggregate number and kind of shares of capital stock of the Company that the Payee would have owned immediately following such action if the Note had been converted immediately prior to such action. Each adjustment to the Conversion Price shall be effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination, or reclassification.

                    Before Payee shall be entitled to convert some or all of the balance of this Note into shares as provided above, it shall give written notice to the Company of the election to convert, and shall state the amount of the balance to be converted. The Company shall, as soon as practicable thereafter, issue and deliver to Payee a certificate for the number of shares of common stock to which Payee shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of Company's receipt of the notice from Payee, and Payee shall be treated for all purposes as the record holder of such shares of stock as of such date.

                    No fractional shares of stock shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to Payee upon conversion, the number of shares issued shall be rounded to the nearest whole number. If the entire balance of this Note is to be converted, then Payee shall surrender this Note, duly endorsed, at the office of the Company. If only a portion of the balance of this Note is converted, then the balance of this Note shall be reduced by the amount converted, with the remaining balance continuing as outstanding under this Note. Upon conversion, the Company shall, at its expense, issue and deliver to Payee a certificate for the number of shares of such stock to which Payee shall be entitled upon such conversion (bearing such legends as are required by the Stock Purchase Agreement dated August 17, 2006), together with any other securities and property to which Payee is entitled upon such conversion under the terms of this Note.

                    In the event of: (a) any taking by the Company of a record of holders of any class of securities of the Company for the purpose of determining holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase, or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or (b) any capital reorganization, any reclassification, or recapitalization of the capital stock of the Company or any transfer of all or substantially all of the assets of the Company to any other person or any consolidation or merger or similar change of control transaction involving the Company; or (c) any voluntary or involuntary dissolution, liquidation, or winding up of the Company; then the Company will mail to Payee at least ten days prior to the earliest date specified therein, a notice specifying: (i) the date on which any such record is to be taken for the purpose of such dividend, distribution, or right, and the amount and character of such dividend, distribution, or right; and (ii) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up is expected to become effective and the record date for determining stockholders entitled to vote thereon.

                    The Company shall, at all times reserve and keep available out of its authorized but unissued shares of common stock solely for the purpose of effecting the full conversion of the Note such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of the Note. If at any time the number of authorized by unissued shares of common stock shall not be sufficient to effect the conversion of the entire outstanding principal amount of this Note, in addition to such other remedies as shall be available to Payee, the Company will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purposes.

                    Place and Application of Payments. Each payment upon this Note shall be made at Payee's address set forth above or any other place that Payee directs in writing. Payee shall apply any payment upon it first to any expenses (including expenses of collection) then due and payable to Payee, then to any unpaid late charges, then to any accrued and unpaid interest under this Note and then to the unpaid principal balance. If the Company at any time owes Payee any indebtedness or obligation in addition to the indebtedness that this Note evidences, and if any indebtedness that the Company then owes to Payee is then in default, then the Company shall not have any right to direct or designate the particular indebtedness or obligation upon which any payment made by, or collected from, the Company or from security shall be applied. The Company waives any such right and agrees that Payee shall determine, in its sole discretion, the manner of application of any such payment, as between or among such indebtedness and obligations.

                    Setoff. Payee shall have the right at any time to set off any indebtedness that this Note evidences and that is then due and payable against any indebtedness that Payee then owes to the Company.

                    Remedies. Payee shall have all rights and remedies that the law and any agreement of the Company provide. Any requirement of reasonable notice with respect to any sale or other disposition of collateral shall be met if Payee sends the notice at least ten days before the date of sale or other disposition. The Company shall reimburse Payee for any and all expenses, including reasonable attorney fees and legal expenses, that Payee pays or incurs in protecting and enforcing the rights of and obligations to Payee under any provision of this Note.

                    Waivers. A delay by Payee in the exercise of any right or remedy shall not be considered a waiver of it. A single or partial exercise by Payee of any right or remedy shall not preclude any other or future exercise of it or the exercise of any other right or remedy. A waiver by Payee of any default or of any provision of this Note shall not be effective unless it is in writing and signed by Payee. A waiver of any right or remedy on one occasion shall not be a waiver of that right or remedy on any future occasion.

                    The Company waives demand for payment, presentment, notice of dishonor and protest of this Note and waives all defenses based on suretyship or impairment of collateral. The Company consents to any extension or postponement of time of payment of this Note, to any substitution, exchange or release of all or any part of any security given to secure it, to the addition of any party to it and to the release, discharge, waiver, modification or suspension of any rights or remedies against any person liable for the indebtedness that this Note evidences.

                    General. In this Note, "maturity" means the time when the entire remaining unpaid principal balance shall be or shall become due and payable for any reason, including acceleration as provided above.

                    Applicable Law and Jurisdiction. This Note shall be governed by and interpreted according to the laws of the State of Michigan, without giving effect to conflict of laws rules. The Company irrevocably agrees and consents that any action against the Company for collection or enforcement of this Note may be brought in any state or federal court that has subject matter jurisdiction and is located in, or whose district includes, Kent County, Michigan, and that any such court shall have personal jurisdiction and venue over the Company for purposes of the action.

                    PAYEE AND OBLIGOR EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION, INCLUDING ANY CLAIM, COUNTERCLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM ("CLAIM"), THAT IS BASED UPON, ARISES OUT OF OR RELATES TO THIS NOTE OR THE INDEBTEDNESS THAT IT EVIDENCES, INCLUDING, WITHOUT LIMITATION, ANY CLAIM THAT IS BASED UPON, ARISES OUT OF OR RELATES TO ANY ACTION OR INACTION OF PAYEE IN CONNECTION WITH ANY ACCELERATION, ENFORCEMENT OR COLLECTION OF THIS NOTE OR SUCH INDEBTEDNESS.

INTERLEUKIN GENETICS, INC.

By
Kenneth S. Kornman
President and Chief Executive Officer

B-4